Exhibit 99.5

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of Q32 Bio Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Q32 Bio, Inc. (the Company) as of December 31, 2023 and 2022, the related consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Accrued and Prepaid Research and Development Expenses

Description of the Matter

The Company’s accrued external research and development expenses totaled $3.6 million at December 31, 2023. In addition, the Company’s current and noncurrent prepaid external research and development expenses were $1.8 million and $0.7 million, respectively. As discussed in Note 2 to the consolidated financial statements, the Company analyzes the progress of the research activities, including the phase or completion of events, invoices received and contracted costs. Significant judgments and estimates are made in determining the accrued and prepaid balances at the end of any reporting period for the Company’s clinical and pre-clinical trials costs, and costs to manufacture its product candidates. The Company is required to estimate such accruals and prepaids using judgment based on certain information, including actual costs incurred or level of effort expended, as reported to the Company by its vendors. Payments for such activities are based on the terms of the individual arrangements, which may differ from the pattern of costs incurred.

Auditing the Company’s accrued and prepaid research and development expenses was complex, as accounting for the costs associated with the clinical and pre-clinical trials, and costs to manufacture its product candidates, requires subjective estimates of the level of services performed and the associated costs incurred by multiple service providers that perform service on the Company’s behalf. In addition, while the Company’s estimates of accrued and prepaid research and development expenses are primarily based on information received related to each contract from its vendors, the Company may need to make an estimate based on its evaluation of the status of the related services since the actual amounts incurred are not typically known at the time the consolidated financial statements are issued.

How We Addressed the Matter in Our Audit	To evaluate the accrued and prepaid research and development expenses, our audit procedures included, among others, testing the accuracy and completeness of the underlying data used in the estimates and evaluating the significant judgments and estimates made by management to determine the recorded accruals and prepayments. To test the significant judgments and estimates, we discussed the progress of research and development activities with the Company’s research and development personnel that oversee the research and development projects and inspected the Company’s contracts with vendors and pending change orders to assess the impact on amounts recorded. In addition, we reviewed information received by the Company directly from certain vendors, which indicated the vendors’ estimate of costs incurred to date. We also analyzed fluctuations in prepaids and accruals by vendor and by trial throughout the period subject to audit and tested subsequent invoices received from vendors.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2020.

Boston, Massachusetts

March 26, 2024

Q32 BIO INC.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share and per share data)

	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$25,617	$43,893
Prepaid expenses and other current assets	3,099	2,960

Total current assets	28,716	46,853
Property and equipment, net	1,782	2,276
Right-of-use asset, operating leases	6,301	6,890
Restricted cash and restricted cash equivalents	5,647	5,647
Other noncurrent assets	4,611	108

Total assets	$47,057	$61,774

Liabilities, convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$3,468	$1,435
Accrued expenses and other current liabilities	9,763	9,497
Venture debt, current portion	878	—
Convertible notes	—	32,402
Deferred revenue, current portion	—	14,531

Total current liabilities	14,109	57,865
Deferred revenue, net of current portion	—	11,318
Lease liability, net of current portion	6,248	6,786
Venture debt, net of current portion	4,581	5,072
Convertible notes	38,595	—
Other noncurrent liabilities	55,000	—

Total liabilities	118,533	81,041
Commitments and contingencies (Note 7)
Series A convertible preferred stock, $0.0001 par value, 47,628,788 shares authorized, issued and outstanding as of December 31, 2023 and 2022 (liquidation preference of $47,629 at December 31, 2023)	47,458	47,458
Series A-1 convertible preferred stock, $0.0001 par value, 6,500,000 shares authorized, issued and outstanding at December 31, 2023 and 2022 (liquidation preference of $5,753 as of December 31, 2023)	4,132	4,132
Series B convertible preferred stock, $0.0001 par value, 54,689,627 shares authorized, issued and outstanding at December 31, 2023 and 2022 (liquidation preference of $60,000 as of December 31, 2023)	59,855	59,855

Total convertible preferred stock	111,445	111,445
Stockholders’ deficit:
Common stock, $0.0001 par value; 225,000,000 and 141,900,000 shares authorized, 7,472,835 and 7,139,216 shares issued and outstanding at December 31, 2023 and 2022, respectively	1	1
Additional paid-in capital	4,159	2,625
Accumulated deficit	(187,081)	(133,338)

Total stockholders’ deficit	(182,921)	(130,712)

Total liabilities, convertible preferred stock and stockholders’ deficit	$47,057	$61,774

The accompanying notes are an integral part of these consolidated financial statements.

Q32 BIO INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(amounts in thousands, except share and per share data)

	Year Ended December 31,
	2023	2022
Collaboration arrangement revenue	$(6,651)	$6,651
Operating expenses:
Research and development	31,729	35,814
General and administrative	9,875	10,062

Total operating expenses	41,604	45,876

Loss from operations	(48,255)	(39,225)
Change in fair value of convertible notes	(6,193)	(2,402)
Other income (expense), net	1,023	(1,120)

Total other income (expense), net	(5,170)	(3,522)

Loss before provision for income taxes	(53,425)	(42,747)
Provision for income taxes	(318)	(62)

Net loss and comprehensive loss	$(53,743)	$(42,809)

Net loss attributable to common stockholders—basic and diluted	(53,743)	(42,809)

Weighted-average common shares—basic and diluted	7,253,978	7,025,420

Net loss per share attributable to common stockholders—basic and diluted	$(7.41)	$(6.09)

The accompanying notes are an integral part of these consolidated financial statements.

Q32 BIO INC.

CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(amounts in thousands, except share data)

	Series A Convertible Preferred Stock		Series A-1 Convertible Preferred Stock		Series B Convertible Preferred Stock		Common Stock		Additional Paid in	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance as of December 31, 2021	47,628,788	$47,458	6,500,000	$4,132	54,689,627	$59,855	6,828,125	$1	$1,318	$(90,529)	$(89,210)
Exercise of stock options	—	—	—	—	—	—	307,859	—	69	—	69
Vesting of restricted stock	—	—	—	—	—	—	3,232	—	—	—	—
Stock-based compensation expense	—	—	—	—	—	—	—	—	1,238	—	1,238
Net loss	—	—	—	—	—	—	—	—	—	(42,809)	(42,809)

Balance as of December 31, 2022	47,628,788	47,458	6,500,000	4,132	54,689,627	59,855	7,139,216	1	2,625	(133,338)	(130,712)
Exercise of stock options	—	—	—	—	—	—	333,619	—	106	—	106
Stock-based compensation expense	—	—	—	—	—	—	—	—	1,428	—	1,428
Net loss	—	—	—	—	—	—	—	—	—	(53,743)	(53,743)

Balance as of December 31, 2023	47,628,788	$47,458	6,500,000	$4,132	54,689,627	$59,855	7,472,835	$1	$4,159	$(187,081)	$(182,921)

The accompanying notes are an integral part of these consolidated financial statements.

Q32 BIO INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(amounts in thousands)

	Year Ended December 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(53,743)	$(42,809)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of debt discount and issuance costs	87	100
Depreciation expense	499	370
Loss on disposal of property and equipment	—	23
Stock-based compensation expense	1,428	1,238
Non-cash lease expense	544	776
Change in fair value of convertible notes	6,193	2,402
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(94)	(1,209)
Other noncurrent assets	(4,503)	195
Accounts payable	2,033	(1,241)
Operating lease liability	(471)	(409)
Accrued expenses and other current liabilities	199	3,758
Contingent liability	55,000	—
Deferred revenue	(25,849)	25,849

Net cash used in operating activities	(18,677)	(10,957)
Cash flows from investing activities:
Purchases of property and equipment	(5)	(2,485)
Proceeds from sale of property and equipment	—	19

Net cash used in investing activities	(5)	(2,466)
Cash flows from financing activities:
Proceeds from borrowings under loan and security agreement, net	5,500	—
Payments on borrowings under loan and security agreement, net	(5,200)	—
Proceeds from exercise of common stock options	106	69
Proceeds from issuance of convertible debt	—	30,000

Net cash provided by financing activities	406	30,069
Net increase (decrease) in cash, cash equivalents, restricted cash and restricted cash equivalents	(18,276)	16,646
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	49,540	32,894

Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$31,264	$49,540

Supplemental disclosure of non-cash operating, investing and financing activities:
Interest payments on venture debt	$422	$229
Right-of-use asset obtained in exchange for new operating lease liability	$—	$7,666

The accompanying notes are an integral part of these consolidated financial statements.

Q32 BIO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of the Business

Q32 Bio Inc. (the Q32 or Company) was formed on April 10, 2017 as Admirx, Inc. under the laws of the state of Delaware and is headquartered in Waltham, Massachusetts. On March 20, 2020, the Company changed its name to Q32 Bio Inc. The Company aims to bring safer, more efficacious therapeutics to patients suffering from a wide range of devastating autoimmune and inflammatory diseases, starting with those rooted in the complement system and interleukin-7 (IL-7) signaling pathways.

Since its inception, the Company’s operations have been focused on organizing and staffing, business planning, raising capital, establishing the Company’s intellectual property portfolio and performing research and development of its product candidates, programs and platform. The Company has primarily funded its operations with proceeds from the sale of convertible preferred stock, convertible notes, venture debt and its collaboration arrangement.

Risks and Uncertainties

The Company is subject to risks and uncertainties common to early-stage companies in the biotechnology industry, including but not limited to, risks associated with completing preclinical studies and clinical trials, obtaining regulatory approvals for product candidates, development by competitors of new biopharmaceutical products, dependence on key personnel, protection of proprietary technology, compliance with government regulations and the ability to secure additional capital to fund operations. Programs currently under development will require significant additional research and development efforts, including preclinical and clinical testing, and will need to obtain regulatory approval prior to commercialization. These efforts require significant amounts of additional capital, adequate personnel and infrastructure and extensive compliance-reporting capabilities. Even if the Company’s product development efforts are successful, it is uncertain when, if ever, the Company will realize revenue from product sales.

Merger with Homology

On November 16, 2023, the Company entered into an Agreement and Plan of Merger and Reorganization (the Merger Agreement) with Homology and Kenobi Merger Sub, Inc., a wholly owned subsidiary of Homology (Merger Sub). The Merger was completed on March 25, 2024. Pursuant to the Merger Agreement, Merger Sub merged with and into the Company, with the Company continuing as the surviving company and as a wholly owned subsidiary of Homology (the Merger). Homology changed its name to Q32 Bio, Inc., and the Company which remains as a wholly-owned subsidiary of Q32, changed its name to Q32 Bio Operations, Inc. On March 26, 2024, the combined company’s common stock began trading on the Nasdaq Capital Market under the ticker symbol “QTTB”. The business of the Company will continue as the business of the combined company. The Merger is intended to qualify for federal income tax purposes as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended. In connection with the Merger Agreement, certain parties entered into a subscription agreement with the Company to purchase shares of the Company’s common stock for an aggregate purchase price of $42.0 million (the Pre-Closing Financing).

On March 25, 2024 (the Closing Date), following approval by the stockholders of the Company and Homology, the Pre-Closing Financing closed immediately prior to the consummation of the Merger. Shares of the Company’s common stock issued pursuant to the Pre-Closing Financing were converted into the right to receive 1,682,045 shares of Homology common stock after taking into account the Reverse Stock Split. On March 25, 2024, in connection with, and prior to the completion of the Merger, Homology effected a one-for-eighteen reverse stock split of its then outstanding common stock. Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”) which was March 25, 2024, all issued and outstanding shares of the Company’s common stock (including common stock issued upon the conversion of all the Company’s Series A, Series A-1 and Series B preferred stock, conversion of Q32 convertible notes, but excluding the common stock issued in Pre-Closing Financing) converted into the right to receive 7,017,842 shares of Homology’s common stock calculated in accordance with the exchange ratio at the Effective Time. Lastly, each option to purchase the Company’s shares that was outstanding and unexercised immediately prior to the Effective Time was converted into an option to purchase shares of Homology based on the Exchange Ratio. Immediately following the merger, stockholders of the Company owned approximately 74.4% of the outstanding common stock of the combined company.

The Merger will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. For accounting purposes, the Company is the accounting acquirer and Homology is the acquired company based on the terms of the Merger agreement and other factors, including: (i) the Company’s shareholders own a majority of the voting rights in the combined company; (ii) the Company designated a majority (seven of nine) of the initial members of the board of directors of the combined company; (iii) the Company’s executive management team became the management of the combined company; (iv) the pre-combination assets of Homology were primarily cash and cash equivalents, short-term investments, and other non-operating assets (the in-process research and development assets potentially remaining as of the combination are de minimis value); and (v) the combined company was named Q32 Bio, Inc. and is headquartered in the Company’s office in Waltham, Massachusetts. Accordingly, the merger was treated as the equivalent of the Company’s issuing stock to acquire the net assets of Homology. As a result of the merger, the net assets of Homology will be recorded at their acquisition-date fair value in the financial statements of the combined company and the reported operating results prior to the merger will be those of the Company.

At the Effective Time, each person who as of immediately prior to the Effective Time was a stockholder of record of Homology or had the right to receive Homology’s common stock will be entitled to receive a contractual contingent value right (CVR) issued by Homology subject to and in accordance with the terms and conditions of a Contingent Value Rights Agreement between Homology and the rights agent (the CVR Agreement), representing the contractual right to receive cash payments from the combined company upon the receipt of certain proceeds from a disposition of Homology’s pre-merger assets, calculated in accordance with the CVR Agreement.

Liquidity and Going Concern

In accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) 2014-15, Disclosure of Uncertainties about an Entity’s ability to Continue as a Going Concern (Subtopic 205-40), the Company has evaluated whether they are conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued.

The Company has incurred recurring losses since its inception, including a net loss of $53.7 million for the year ended December 31, 2023. In addition, as of December 31, 2023, the Company had an accumulated deficit of $187.1 million. To date, the Company has funded its net losses principally through the sale of preferred stock, convertible notes, debt, and proceeds from a collaboration arrangement. The Company expects its operating losses and negative operating cash flows to continue into the foreseeable future.

The Company expects that its cash and cash equivalents as of December 31, 2023 of $25.6 million, together with the proceeds from the issuance of additional shares of common stock in the Pre-Closing Financing for aggregate proceeds of $42.0 million and Homology’s net cash and cash equivalents of $61.3 million on the closing date will be sufficient to fund its operating expenditures and capital expenditure requirements necessary to advance its research efforts and clinical trials for at least one year from the date of issuance of these consolidated financial statements. The future viability of the Company is dependent on its ability to raise additional capital to finance its operations. The Company’s inability to raise capital as and when needed could have a negative impact on its financial condition and ability to pursue its business strategies. There can be no assurance that the current operating plan will be achieved or that additional funding will be available on terms acceptable to the Company, or at all.

2. Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP). Any reference in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the ASC and Accounting Standards Update (ASU) of the FASB.

Principles of Consolidation

The accompanying consolidated financial statements include those of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could materially differ from those estimates. Management considers many factors in selecting appropriate financial accounting policies and controls, and in developing the estimates and assumptions that are used in the preparation of these consolidated financial statements. Management must apply significant judgment in this process. In addition, other factors may affect estimates, including expected business and operational changes, sensitivity and volatility associated with the assumptions used in developing estimates, and whether historical trends are expected to be representative of future trends. The estimation process often may yield a range of potentially reasonable estimates of the ultimate future outcomes and management must select an amount that falls within that range of reasonable estimates. Significant estimates and assumptions reflected in these consolidated financial statements include, but are not limited to, the valuation of common stock awards, the valuation of convertible notes, the accruals of research and development expenses, the identification of material rights and estimation of standalone selling price for the identified performance obligations in the collaboration agreement and the inputs and assumptions to the over-time recognition of revenue under the collaboration agreement. Estimates are periodically reviewed considering changes in circumstances, facts and historical experience. Actual results may differ from the Company’s estimates.

Segment Information

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision-making group, in making decisions on how to allocate resources and assess performance. The Company’s chief operating decision maker is the chief executive officer (CEO). The Company and the CEO view the Company’s operations and manage its business as one operating segment. All material long-lived assets of the Company reside in the United States.

Foreign Currency Transactions

The Company’s functional currency is the United States dollar. Foreign currency transaction gains and losses are recorded in the statement of operations and comprehensive loss.

Concentrations of Credit Risk and Significant Suppliers

Financial instruments that potentially expose the Company to credit risk primarily consist of cash, cash equivalents, restricted cash and restricted cash equivalents. The Company maintains its cash, cash equivalents, restricted cash and restricted cash equivalents balances with accredited financial institutions and, consequently, the Company does not believe it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

The Company’s cash management limits investment to investment-grade securities with the objective to preserve capital and to maintain liquidity until the funds can be used in business operations. The Company maintains its cash in bank deposit accounts that are Federal Deposit Insurance Corporation (FDIC) insured up to $250,000. At times, the Company’s bank accounts may exceed the federal insurance limit.

The Company is dependent on contract development and manufacturing organizations (CDMOs) to supply products for research and development activities in its programs. In particular, the Company relies and expects to continue to rely on a small number of manufacturers to supply it with its requirements for the active pharmaceutical ingredients, other raw materials and formulated drugs related to these programs. These programs could be adversely affected by a significant interruption in the supply of active pharmaceutical ingredients, other raw materials and formulated drugs. The Company is also dependent on contract research organization (CROs) which provide services related to the research and development activities in its programs.

Off-Balance Sheet Risk

As of December 31, 2023 and 2022, the Company had no off-balance-sheet risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements.

Fair Value Measurements

Certain assets and liabilities are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the respective assets. Major additions and betterments are capitalized; maintenance and repairs, which do not improve or extend the life of the respective assets, are charged to operations as incurred. Upon retirement or sale, the cost and related accumulated depreciation of assets disposed of are removed from the accounts and any resulting gain or loss is included in loss from operations.

Estimated Useful Life (Years)
Lab equipment	5
Furniture and fixtures	3
Computer equipment	3
Leasehold improvements	Shorter of useful life or term of associated lease

Leases

The Company evaluates whether an arrangement is or contains a lease at contract inception. If a contract is or contains a lease, lease classification is determined at lease commencement, which represents the date at which the underlying asset is made available for use by the Company. The Company’s lease terms are generally measured at the respective lease’s noncancelable term and exclude any optional extension terms as the Company is not reasonably certain to exercise such options. The Company elected the short-term lease exemption and therefore does not recognize lease liabilities and right of use assets for lease arrangements with the original lease terms of twelve months or less.

Lease liabilities represent the Company’s obligation to make lease payments under a lease arrangement. Lease liabilities are measured as the present value of fixed lease payments, discounted using an incremental borrowing rate, as interest rates implicit in the Company’s lease arrangements are generally not readily determinable. The Company elected the practical expedient to not separate lease and non-lease components for its real estate leases and therefore both are considered when determining the lease payments in a lease arrangement. Variable lease costs are expensed as incurred.

The incremental borrowing rate represents the interest rate at which the Company could borrow a fully collateralized amount equal to the lease payments, over a similar term, in a similar economic environment. The Company determines the incremental borrowing rate at lease commencement, generally using a synthetic credit rating based on the Company’s financial position and negative cash flows, factoring in adjustments for additional risks based on the Company’s economic condition, a survey of comparable companies with similar credit and financial profiles, as well as additional market risks, as may be applicable.

Right-of-use assets represent the Company’s right to use an underlying asset over its lease term. Right-of-use assets are initially measured as the associated lease liability, adjusted for prepaid rent and tenant incentives. The Company remeasures right-of-use assets and lease liabilities when a lease is modified, and the modification is not accounted for as a separate contract. A modification is accounted for as a separate contract if the modification grants the Company an additional right of use not included in the original lease agreement and the increase in lease payments is commensurate with the additional right of use. The Company assesses its right-of-use assets for impairment consistent with its policy for impairment of long-lived assets held and used in operations.

Cash, Cash Equivalents, Restricted Cash and Restricted Cash Equivalents

The Company considers all highly liquid investments that are readily convertible into cash with maturities of three months or less at the date of purchase to be cash equivalents. The Company maintains its cash in bank deposits accounts that are FDIC insured up the $250,000. At times, the Company’s bank accounts may exceed the federal insurance limits. Cash equivalents are comprised of money market accounts invested in U.S. Treasury securities.

Restricted cash and restricted cash equivalents are comprised of deposits held by financial institutions as collateral for the company’s venture debt and used to collateralize letters of credit related to the Company’s lease arrangements.

The Company includes the restricted cash and restricted cash equivalents balance together with its cash and cash equivalents when reconciling beginning-of-period and end-of-period total amounts shown on the consolidated statements of cash flows.

Cash, cash equivalents, restricted cash and restricted cash equivalents consisted of the following (in thousands):

	December 31,
	2023	2022
Cash and cash equivalents	$25,617	$43,893
Restricted cash and cash equivalents	5,647	5,647

Total cash, cash equivalents, restricted cash and restricted cash equivalents	$31,264	$49,540

Impairment of Long-Lived Assets

The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may be impaired, and assesses their recoverability based upon estimated future undiscounted future cash flows expected to be generated by the long-lived assets. If the estimated aggregate undiscounted cash flows are less than the carrying amount of the long-lived assets, an impairment charge, calculated as the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets, is recorded. The estimated fair value of the long-lived assets is determined based on the estimated discounted cash flows expected to be generated from the long-lived assets.

Convertible notes

During 2022, the Company recognized a liability as a result of the issuance of convertible promissory notes (the Convertible Notes). The Company accounts for all Convertible Notes issued under the fair value option election of ASC 825, Financial Instruments (ASC 825). The financial instrument is initially measured at its issue-date estimated fair value and then subsequently remeasured at estimated fair value on a recurring basis at each reporting period date. The estimated fair value adjustment is recognized within other income (expense) in the accompanying consolidated statements of operations and the portion of the fair value adjustment attributed to a change in the instrument-specific credit risk is recognized as a component of other comprehensive loss, if any.

Debt and Warrant Issuance Costs

The carrying value of the Company’s venture debt was recorded net of issuance costs and discount relating to the issuance of warrants. The amounts are amortized over the term of the debt using the effective interest method and recognized as interest expense.

Convertible Preferred Stock

The Company records all convertible preferred stock upon issuance at its respective fair value or original issuance price less issuance costs, as stipulated by its terms. The Company classifies its convertible preferred stock outside of stockholders’ deficit as the redemption of such shares is outside the Company’s control in certain circumstances, including upon liquidation or sale, as holders of the convertible preferred shares could cause redemption of the shares in these situations. The Company does not adjust the carrying value of the convertible preferred stock to redemption value until the contingent events that could give rise to redemption are considered probable of occurring.

Revenue Recognition

Under ASC Topic 606, Revenue from Contracts with Customers (Topic 606), an entity recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration that the entity expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that an entity determines are within the scope of Topic 606, the entity performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price, including variable consideration, if any; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration to which it is entitled in exchange for the goods or services it transfers to the customer.

Once a contract is determined to be within the scope of Topic 606, the Company assesses the goods or services promised within each contract and determines those that are performance obligations.

Arrangements that include rights to additional goods or services that are exercisable at a customer’s discretion are generally considered options. The Company assesses if these options provide a material right to the customer and if so, they are considered performance obligations. The identification of material rights requires judgments related to the determination of the value of the underlying good or service relative to the option exercise price. The exercise of a material right is accounted for as a contract modification for accounting purposes.

The Company assesses whether each promised good or service is distinct for the purpose of identifying the performance obligations in the contract. This assessment involves subjective determinations and requires management to make judgments about the individual promised goods or services and whether such are separable from the other aspects of the contractual relationship. Promised goods and services are considered distinct provided that: (i) the customer can benefit from the good or service either on its own or together with other resources that are readily available to the customer (that is, the good or service is capable of being distinct) and (ii) the entity’s promise to transfer the good or service to the customer is separately identifiable from other promises in the contract (that is, the promise to transfer the good or service is distinct within the context of the contract). In assessing whether a promised good or service is distinct, the Company considers factors such as the license terms, the research, manufacturing and commercialization capabilities of the collaboration partner and the availability of the associated expertise in the general marketplace. The Company also considers the intended benefit of the contract in assessing whether a promised good or service is separately identifiable from other promises in the contract. If a promised good or service is not distinct, an entity is required to combine that good or service with other promised goods or services until it identifies a bundle of goods or services that is distinct.

The transaction price is determined and allocated to the identified performance obligations in proportion to their stand-alone selling prices (SSP) on a relative SSP basis. SSP is determined at contract inception and is not updated to reflect changes between contract inception and when the performance obligations are satisfied. Determining the SSP for performance obligations requires significant judgment. In developing the SSP for a performance obligation, the Company considers applicable market conditions and relevant entity-specific factors, including factors that were contemplated in negotiating the agreement with the customer and estimated costs. The Company validates the SSP for performance obligations by evaluating whether changes in the key assumptions used to determine the SSP will have a significant effect on the allocation of arrangement consideration between multiple performance obligations.

If the consideration promised in a contract includes a variable amount, the Company estimates the amount of consideration to which it will be entitled in exchange for transferring the promised goods or services to a customer. The Company determines the amount of variable consideration by using the expected value method or the most likely amount method. The amount of variable consideration included in the transaction price is constrained to the amount for which it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty related to the variable consideration is resolved. At the end of each subsequent reporting period, the Company re-evaluates the estimated variable consideration included in the transaction price and any related constraint, and if necessary, adjusts its estimate of the overall transaction price. Any such adjustments are recorded on a cumulative catch-up basis in the period of adjustment.

If an arrangement includes development and regulatory milestone payments, the Company evaluates whether the milestones are considered probable of being reached and estimates the amount to be included in the transaction price using the most likely amount method. If it is probable that a significant revenue reversal would not occur, the associated milestone value is included in the transaction price. Milestone payments that are not within the Company’s control or the licensee’s control, such as regulatory approvals, are generally not considered probable of being achieved until those approvals are received.

For arrangements with licenses of intellectual property that include sales-based royalties, including milestone payments based on the level of sales, and the license is deemed to be the predominant item to which the royalties relate, the Company recognizes royalty revenue and sales-based milestones at the later of (i) when the related sales occur, or (ii) when the performance obligation to which the royalty has been allocated has been satisfied.

In determining the transaction price, the Company adjusts consideration for the effects of the time value of money if the timing of payments provides the Company with a significant benefit of financing. The Company does not assess whether a contract has a significant financing component if the expectation at contract inception is such that the period between payment by the licensees and the transfer of the promised goods or services to the licensees will be one year or less.

The Company recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) each performance obligation is satisfied, either at a point in time or over time, and if over time recognition is based on the use of an output or input method.

Collaboration Arrangement

The Company analyzes first its collaboration arrangement to assess whether it is within the scope of FASB ASC Topic 808, Collaborative Arrangements (ASC 808) to determine whether such arrangements involve joint operating activities performed by parties that are both active participants in the activities and exposed to significant risks and rewards that are dependent on the commercial success of such activities. To the extent the arrangement is within the scope of ASC 808, the Company assesses whether aspects of the arrangement between the Company and its collaboration partner are within the scope of other accounting literature, including ASC 606. If it is concluded that some or all aspects of the arrangement represent a transaction with a customer, the Company will account for those aspects of the arrangement within the scope of ASC 606. ASC 808 provides guidance for the presentation and disclosure of transactions in collaborative arrangements, but it does not provide recognition or measurement guidance.

Therefore, if the Company concludes a counterparty to a transaction is not a customer or otherwise not within the scope of ASC 606, the Company considers the guidance in other accounting literature, including the guidance in ASC 606, as applicable or by analogy to account for such transaction. The classification of transactions under the Company’s arrangements is determined based on the nature and contractual terms of the arrangement along with the nature of the operations of the participants.

Research and Development Expenses

Research and development costs are expensed as incurred. Research and Development expenses are comprised of costs incurred in performing research and development activities, including salaries, stock-based compensation and benefits, costs for clinical research organizations and other outsourced activities; laboratory supplies; technology licenses, software and other information technology support; facilities and depreciation.

Upfront payments and milestone payments made for the licensing of technology are expensed as research and development expenses in the period in which they are incurred. Nonrefundable advance payments for goods or services to be received in the future for use in research and development activities are recorded as prepaid expenses. The prepaid amounts are expensed as the related goods are delivered or the services are performed.

The Company has entered into various research and development related contracts with external parties. The payments under these agreements are recorded as research and development expenses as the underlying services are performed or the goods are received. The Company records accrued liabilities for estimated ongoing research costs. When evaluating the adequacy of the accrued liabilities, the Company analyzes progress of the research activities, including the phase or completion of events, invoices received and contracted costs. Significant judgments and estimates are made in determining the accrued and prepaid balances at the end of any reporting period. Actual results could differ from the Company’s estimates. The Company’s historical accrual estimates have not been materially different from the actual costs.

Research and Development Tax Incentive

The Company is eligible under the AusIndustry Research and Tax Development Tax Incentive Program to obtain a cash amount from the Australian Taxation Office (ATO). The tax incentive is available to the Company on the basis of specific criteria with which the Company must comply related to research and development expenditures in Australia. The Company adopted on January 1, 2022, ASU No. 2021-10, Government Assistance (Topic 832): Disclosures by Business Entities about Government Assistance. The Company applied a grant accounting model by analogy to IAS 20. The Company recognizes the Research and Development Tax Incentive (grant) as it incurs costs eligible for reimbursement under the AusIndustry Research and Tax Development Tax Incentive Program when it is reasonably assured that the grant funding will be received, as evidenced through enrollment in the program and when the applicable conditions under the program have been met. During the years ended December 31, 2023 and 2022, respectively, the Company recorded zero million and $0.4 million of research and development tax incentives as contra-research and development expense over the periods in which the Company recognized the eligible research and development activities taking place in Australia.

Patent Costs

The Company expenses all costs as incurred in connection with patent applications, including direct application fees, and the legal and consulting expenses related to making such applications, and such costs are included in general and administrative expenses within the Company’s statement of operations.

Stock-Based Compensation

The Company accounts for stock-based awards in accordance with ASC Topic 718, Compensation – Stock Compensation (ASC 718). ASC 718 requires all stock-based awards issued to employees and members of the Company’s board of directors for their services to be recognized as expense in the statements of operations based on their grant date fair values. The Company uses the value of its common stock to determine the fair value of its stock-based awards. For stock options and time-based restricted stock awards, the Company expenses the fair value of the awards on a straight-line basis over each award’s service period, which is generally the period in which the related services are received. For performance-based stock awards, the Company uses the accelerated attribution method to expense the awards over the implicit service period based on the probability of achieving the performance conditions. The Company accounts for stock-based awards to non-employees consistently with the accounting for awards to employees and measures stock-based awards granted to non-employees based on their grant date fair value and recognizes the resulting value as stock-based compensation expense during the period the related services are rendered. The Company has not issued any stock-based awards with market-based vesting conditions. The Company accounts for forfeitures as they occur.

The Company’s equity incentive plan allows for the issuance of restricted stock awards to employees and non-employee consultants that may be subject to vesting. The unvested shares of any restricted stock awards are held in escrow as the stock award vests or until award holder termination, whichever occurs first. In the event of a sale of the Company, the Company has the obligation to repurchase at cost, the portion of unvested stock awards from the award holder. For all unvested stock awards, a liability is established related to the Company’s obligation for unvested awards at cost.

Determination of Fair Value of Common Stock on Grant Dates

The fair value of each restricted common stock award is estimated on the date of grant based on the fair value of the Company’s common stock on that same date. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model, which requires inputs based on certain subjective assumptions, including the fair value of the Company’s common stock, expected stock price volatility, the expected term of the award, the risk-free interest rate, and expected dividends (see Note 11). The Company has been a private company and lacks company-specific historical and implied volatility information for its stock. Therefore, it estimates its expected stock price volatility based on the historical volatility of publicly traded peer companies. The expected term of options was calculated using the simplified method, which represents the average of the contractual term of the option and the weighted-average vesting period of the option. The Company uses the simplified method because it does not have sufficient historical option exercise data to provide a reasonable basis upon which to estimate expected term. The expected term of options granted to non-employees is equal to the contractual term of the option award. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is based on the fact that the Company has never paid cash dividends on common stock and does not expect to pay any cash dividends in the foreseeable future.

Due to the absence of an active market for the Company’s common stock, the Company and the board of directors were required to determine the fair value of the Company’s common stock at the time of each grant of a stock-based award. The Company estimated the fair value of its common stock utilizing methodologies in accordance with the framework of the American Institute of Certified Public Accountants’ Technical Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation. In determining the exercise prices for options granted, the Company has considered the estimated fair value of the common stock as of the measurement date. The estimated fair value of the common stock has been determined at each grant date based upon a variety of factors, including prices paid for the Company’s convertible preferred stock and the rights, preferences, and privileges of the Company’s Preferred Stock and common stock; the Company’s stage of development and status of technological developments within the Company’s research; the illiquid nature of securities in a private company; the prospects of a liquidity event; and the current business climate in the marketplace. Significant changes to the key assumptions underlying the factors used could result in different fair values of common stock at each valuation date. The Company’s common stock valuations were prepared using an option pricing method, or OPM. The OPM treats common stock and preferred stock as call options on the total equity value of a company, with exercise prices based on the value thresholds at which the allocation among the various holders of a company’s securities changes. Under this method, the common stock has value only if the funds available for distribution to stockholders exceeded the value of the preferred stock liquidation preferences at the time of the liquidity event, such as a strategic sale or a merger. A discount for lack of marketability of the common stock is then applied to arrive at an indication of value for the common stock. There are significant judgments and estimates inherent in the determination of the fair value of the Company’s common stock. These estimates and assumptions include a number of objective and subjective factors, including external market conditions, the prices at which the Company sold shares of preferred securities, the superior likelihood of, achieving a liquidity event, such as an IPO or sale. Significant changes to the key assumptions used in the valuations could result in different fair values of common stock at each valuation date.

The Company classifies stock-based compensation expense in its statements of operations and comprehensive loss in the same manner in which the award recipient’s payroll costs are classified or in which the award recipient’s service payments are classified.

Income Taxes

Income taxes are recorded in accordance with FASB ASC Topic 740, Income Taxes (ASC 740), which provides for deferred taxes using an asset and liability approach. The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the consolidated financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Changes in deferred tax assets and liabilities are recorded in the provision for income taxes. The Company assesses the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent it believes, based upon the weight of available evidence, that it is more likely than not that all or a portion of the deferred tax assets will not be realized, a valuation allowance is established through a charge to income tax expense. Potential for recovery of deferred tax assets is evaluated by estimating the future taxable profits expected and considering prudent and feasible tax planning strategies. Should the actual amounts differ from these estimates, the amount of the Company’s valuation allowance could be materially impacted. Changes in these estimates may result in significant increases or decreases to the tax provision in a period in which such estimates are changed, which in turn would affect net income or loss.

Income taxes have been accounted for using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates applicable to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date. A valuation allowance against deferred tax assets is recorded if, based upon the weight of all available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

The Company accounts for uncertainty in income taxes recognized in the consolidated financial statements by applying a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination by the taxing authorities. If the tax position is deemed more-likely-than-not to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the consolidated financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. The provision for income taxes includes the effects of any resulting tax reserves, or unrecognized tax benefits, that are considered appropriate as well as the related net interest and penalties.

Comprehensive Income (Loss)

Comprehensive loss includes net loss as well as other changes in stockholders’ equity (deficit) that result from transactions and economic events other than those with stockholders. There was no difference between net loss and comprehensive loss for each of the periods presented in the accompanying financial statements.

Net Loss per Share Attributable to Common Stockholders

Net loss per share attributable to common stockholders is determined using the two-class method, which is an earnings allocation formula that determines net loss per share for the holders of the Company’s common shares and participating securities. The Company’s preferred stock contains participation rights in any dividend paid by the Company and is deemed to be a participating security. In periods of income, the convertible preferred stock would be considered participating securities because the shares include rights to participate in dividends with the common stock; however, the convertible preferred stock is not considered a participating security in periods of loss as they do not have an obligation to share in the Company’s net losses and are not included in the calculation of net loss per share in the periods in which a net loss is recorded. Net loss attributable to common stockholders is equal to the net loss for the period.

Diluted net loss per share is computed using the more dilutive of (a) the two-class method or (b) the treasury stock method and if-converted method. The Company allocates earnings first to preferred stockholders based on dividend rights and then to common and preferred stockholders based on ownership interests. The weighted-average number of common shares included in the computation of diluted net loss gives effect to all potentially dilutive common equivalent shares, including outstanding stock options and Preferred Stock. Common stock equivalent shares are excluded from the computation of diluted net loss per share if their effect is antidilutive. In periods in which the Company reports a net loss attributable to common stockholders, diluted net loss per share attributable to common stockholders is generally the same as basic net loss per share attributable to common stockholders since dilutive common shares are not assumed to have been issued if their effect is anti-dilutive.

Deferred Transaction Costs

The Company capitalizes certain legal, professional accounting and other third-party fees that are directly associated with in-process equity financings as deferred transaction costs until such financings are consummated. After consummation of an equity financing, these costs are recorded as a reduction of the proceeds from the transaction, either as a reduction of the carrying value of the preferred stock or in stockholders’ deficit as a reduction of additional paid-in capital generated as a result of the transaction. Should the in-process equity financing be abandoned, the deferred transaction costs would be expensed immediately as a charge to operating expenses in the consolidated statements of operations and comprehensive loss. As of December 31, 2023, the Company had capitalized deferred transaction costs of $3.9 million in other noncurrent assets related to the merger with Homology.

Subsequent Event Considerations

The Company considers events or transactions that occur after the balance sheet date but prior to the issuance of the financial statements to provide additional evidence for certain estimates or to identify matters that require additional disclosure. The Company has evaluated events occurring after the date of its consolidated balance sheet through March 26, 2024, the date of these consolidated financial statements were available to be issued. See Note 17.

Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies that are adopted by the Company as of the specified effective date. Unless otherwise discussed, the Company believes that the impact of recently issued standards that are not yet effective will not have a material impact on its financial position or results of operations upon adoption.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments – Credit Losses (Topic 326) – Measurement of Credit Losses on Financial Instruments, which has been subsequently amended by ASU No. 2018-19, ASU No. 2019-04, ASU No. 2019-05, ASU No. 2019-10, ASU No. 2019-11 and ASU No. 2020-03 (ASU 2016-13). The provisions of ASU 2016-13 modify the impairment model to utilize an expected loss methodology in place of the currently used incurred loss methodology and require a consideration of a broader range of reasonable and supportable information to inform credit loss estimates. ASU 2016-13 was effective for the Company on January 1, 2023. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements and related disclosures.

In August 2020, the FASB issued ASU No. 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging Contracts in Entity’s Own Equity (Subtopic 815-40) (ASU 2020-06), which reduces the number of accounting models for convertible debt instruments and convertible preferred stock as well as amends the derivatives scope exception for contracts in an entity’s own equity. ASU 2020-06 is effective for the Company on January 1, 2024, with early adoption permitted. The Company early adopted on January 1, 2022. The early adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

Recently Issued Accounting Standards Not Yet Adopted

In November 2023, the FASB issued Accounting Standards Update 2023-07, Segment Reporting (Topic 280: Improvements to Reportable Segment Disclosures (“ASU 2023-07”). The amendments in this update improve reportable segment disclosure requirements through enhanced disclosures about significant segment expenses. All disclosure requirements of the update are required for entities with a single reportable segment. The amendments are effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, and should be applied on a retrospective basis to all periods presented. The Company will adopt this standard as of January 1, 2024. The Company has determined that the effects of adopting the amendments in ASU 2023-07 will only impact its disclosures and not have a material impact on its consolidated financial position and the results of its operations when such amendment is adopted.

On December 14, 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740)—Improvements to Income Tax Disclosures. ASU No. 2023-09 provides more transparency about income tax information through improvements to income tax disclosures primarily related to the rate reconciliation and incomes taxes paid information. For public companies, the amendments are effective for annual periods beginning after December 15, 2024 and should be applied prospectively. The Company has determined that the effects of adopting the amendments in ASU 2023-09 will only impact its disclosures and not have a material impact on its consolidated financial position and the results of its operations when such amendment is adopted.

3. Fair Value Measurements

The carrying values of the Company’s prepaid expenses and other current assets, accounts payable, and accrued expenses and other current liabilities approximate their fair value due to their short-term nature. The carrying value of the Company’s term loan as of December 31, 2023 (see Note 8) approximated fair value based on interest rates currently available to the Company.

The tables below presents information about the Company’s assets and liabilities that are regularly measured and carried at fair value on a recurring basis at December 31, 2023 and 2022 and indicate the level within the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value, which is described further within Note 2, Summary of Significant Accounting Policies.

Financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2023 are summarized as follows (in thousands):

Description	Balance as of December 31, 2023	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets
Cash equivalents:
Money market funds	$24,100	$24,100	$—	$—

Restricted cash equivalents:

Money market funds	5,000	5,000	—	—

Total	$29,100	$29,100	$—	$—

Liabilities
Convertible Notes	$38,595	$—	$—	$38,595

Total	$38,595	$—	$—	$38,595

Financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2022 are summarized as follows (in thousands):

Description	Balance as of December 31, 2022	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets
Cash equivalents:
Money market funds	$42,496	$42,496	$—	$—

Restricted cash equivalents:

Money market funds	5,000	5,000	—	—

Total	$47,496	$47,496	$—	$—

Liabilities
Convertible Notes	$32,402	$—	$—	$32,402

Total	$32,402	$—	$—	$32,402

Money market funds were valued by the Company using quoted prices in active markets for identical securities, which represent a Level 1 measurement within the fair value hierarchy. During the years ended December 31, 2023 and 2022, there were no transfers between Level 1, Level 2 and Level 3. There have been no impairments of the Company’s assets measured and carried at fair value during the years ended December 31, 2023 and 2022.

The Company issued convertible notes (Convertible Notes) totaling $30,000,000 during the year ended December 31, 2022. The Company concluded that the Convertible Notes and its related features are within the scope of ASC 825, Financial Instruments, as a combined financial instrument, and the Company elected the fair value option where changes in fair value of the Convertible Notes are measured through the accompanying consolidated statement of operations and comprehensive loss until settlement. The Convertible Notes liability represents a Level 3 measurement within the fair value hierarchy as it has been valued using certain unobservable inputs. These inputs include the underlying fair value of the equity instrument into which the Convertible Notes are convertible. The fair value is based on significant inputs not observable in the market, namely potential financing scenarios, the likelihood of such scenarios, the expected time for each scenario to occur, and the required market rates of return utilized in modeling these scenarios.

Year ending December 31, 2023	Scenario 1	Scenario 2	Scenario 3
Probability of each scenario	80.0%	15.0%	5.0%
Expected Term (years)	0.25	0.25	0.42
Required market rates of return	15.0%	15.0%	15.0%

The Convertible Notes had an estimated fair value of $38.6 million as of December 31, 2023. The Company recorded in other income (expense), net, an interest expense of $1.5 million and a charge of $4.7 million on the change in estimated fair value during the year ended December 31, 2023. There was no change in fair value attributable to the instrument-specific credit risk for the year ended December 31, 2023.

4. Property and Equipment, Net

Property and equipment, net consisted of the following as of (in thousands):

	December 31,
	2023	2022
Lab equipment	$1,382	$1,382
Furniture and fixtures	341	341
Computer equipment	85	85
Leasehold improvements	940	935

Total property and equipment	2,748	2,743
Less accumulated depreciation	(966)	(467)

Property and equipment, net	$1,782	$2,276

Depreciation expense for the years ended December 31, 2023 and 2022 was $499 thousand and $370 thousand, respectively. No impairment losses occurred in 2023 and 2022. The Company had a loss on disposal of fixed assets of $23 thousand for the year ended December 31, 2022.

5. Prepaid Expenses, Other Current Assets and Other Noncurrent Assets

Prepaid expenses and other current assets consisted of the following as of (in thousands):

	December 31,
	2023	2022
Payroll tax credit	$755	$948
Prepaid external research and development	1,834	1,329
Research credit receivable	—	116
Prepaid expenses	427	421
Other	83	146

Total prepaid expenses and other current assets	$3,099	$2,960

Other noncurrent assets consisted of the following as of (in thousands):

	December 31,
	2023	2022
Deferred transaction costs	$3,912	$—
Prepaid external research and development - long term	676	—
Other	23	108

Total other noncurrent assets	$4,611	$108

6. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following as of (in thousands):

	December 31,
	2023	2022
Accrued external research and development	$3,578	$4,077
Accrued compensation and related expenses	3,003	2,791
Accrued taxes payable	316	570
Operating lease liability, current	538	471
Accrued professional services and other	2,328	1,588

Total accrued expenses and other current liabilities	$9,763	$9,497

7. Commitments and Contingencies

As of December 31, 2023, the Company has several ongoing clinical studies in various clinical trial stages. Its most significant contracts relate to agreements with clinical research organizations (CROs) for clinical trials and preclinical studies and contract development and manufacturing organizations (CMOs), which the Company enters into in the normal course of business. The contracts with CROs and CMOs are generally cancellable, with notice, at the Company’s option.

Operating lease

In 2021 the Company entered into a long-term operating lease agreement for its current corporate headquarters in Waltham, Massachusetts. The lease for the Company’s corporate headquarters provides approximately 15,000 rentable square feet for general office use and research lab facilities. The lease commencement date began on January 1, 2022 and the Company did not take control or have the right to use the leased property until this time. The lease term ends in December 2031. The Company has an option to extend the lease term for an additional five years. The initial rent for the office space is approximately $970 thousand per year, increasing every year by 3% for total aggregate payment of $11.1 million. Upon the commencement date, the Company established a right-of-use asset and lease liability on the consolidated balance sheet. As part of the agreement, the Company arranged for a letter of credit for $647 thousand as a security for lease, which is considered restricted cash and included as restricted cash and restricted cash equivalents in the consolidated balance sheet. The Company received $0.4 million in a tenant improvement allowance that was applied against the right-of-use asset.

As of December 31, 2023, the Company’s operating lease had a weighted-average remaining lease term of eight years and weighted average incremental borrowing rate of 7.5%.

Amounts reported in the consolidated balance sheet for leases where the Company is the lessee as of December 31, 2023 and 2022 were as follows (in thousands):

	December 31,
	2023	2022
Assets:
Operating lease right-of-use assets	$6,301	$6,890

Total operating lease right-of-use assets	$6,301	$6,890

Liabilities:
Current:
Operating lease liabilities	$538	$471
Noncurrent:
Operating lease liabilities, net of current portion	6,248	6,786

Total operating lease liabilities	$6,786	$7,257

The following table summarizes operating lease costs for the years ended December 31, 2023 and 2022 (in thousands):

	December 31,
	2023	2022
Fixed lease costs	$999	$1,232
Variable lease costs	73	103

Total lease costs	$1,072	$1,335

Variable lease costs were primarily related to operating expenses, taxes and insurances associated with the operating leases, which were assessed based on the Company’s proportionate share of such costs for the leased premises. As these costs are generally variable in nature, they were not included in the measurement of the operating lease right-of-use asset and related lease liability. Total lease costs are included as operating expenses in the Company’s consolidated statements of operations and comprehensive loss. Future minimum lease payments under non-cancelable lease agreement as of December 31, 2023 and a reconciliation to the carrying amount of the lease liabilities presented in the consolidated balance sheet are as follows (in thousands):

Minimum Rental Payments
2024	$1,029
2025	1,060
2026	1,092
2027	1,124
2028	1,158
Thereafter	3,687

Total minimum lease payments	9,150
Less imputed interest	(2,364)

Total lease liability	$6,786

Lease liability, current portion	$538
Lease liability, net of current portion	6,248

Total	$6,786

License Agreements

License Agreement with the University of Colorado

In August 2017, the Company entered into an exclusive license agreement, as amended in February 2018, September 2018, and April 2019 (the Colorado License Agreement), with The Regents of the University of Colorado (Colorado), pursuant to which the Company obtained worldwide, royalty-bearing, sublicensable licenses under certain patents and know-how owned by Colorado and Medical University of South Carolina (MUSC) relating to the research, development and commercialization of ADX-097. The licenses granted to the Company are exclusive with respect to certain patent families and know-how and non-exclusive with certain other patent families and know-how. The licenses granted to the Company are also subject to certain customary retained rights of Colorado and MUSC and rights of the United States government owing to federal funding giving rise to inventions covered by the licensed patents. The Company agreed to use commercially reasonable efforts to develop, manufacture and commercialize ADX-097, including by using commercially reasonable efforts to achieve specified development and regulatory milestones by specified dates.

In addition, the Company agreed to pay Colorado (i) development and sales milestone payments in an aggregate amount of up to $2.2 million per licensed product for the first three products, (ii) tiered royalty rates on cumulative net sales of licensed products in the low single digit percentages, (iii) 15% of sublicense income and (iv) ongoing fees associated with the prosecution, maintenance, or filing of the licensed patents. The Company’s obligation to pay royalties to Colorado commences, on a licensed product-by-licensed product and country-by-country basis, from the first commercial sale of a licensed product in any country and expires on the later of (a) the last to expire valid claim within the licensed patents covering such licensed product in such country, and (b) 20 years following the effective date of the Colorado License Agreement, or April 2037 (the Royalty Term).

Unless earlier terminated by either party pursuant to its terms, the Colorado License Agreement will expire upon the expiration of the Royalty Term in all countries. The Company may terminate the Colorado License Agreement for convenience upon providing prior written notice to Colorado. Colorado may terminate the Colorado License Agreement or convert the Company’s exclusive license to a non-exclusive license if the Company breaches certain obligations under the Colorado License Agreement and fails to cure such breach. The Colorado License Agreement will terminate automatically upon the Company’s dissolution, insolvency, or bankruptcy.

During the years ended December 31, 2023 and 2022, the Company recorded research and development expense of zero and $50 thousand, respectively for milestone related to the Colorado License Agreement. The financial statements as of December 31, 2023 and 2022 do not include liabilities with respect to royalty fees on the license agreement as the Company has not yet generated revenue and the achievement of certain milestones is not yet probable.

License Agreement with Bristol-Myers Squibb Company

In September 2019, the Company entered into a license agreement, as amended in August 2021 and July 2022 (the BMS License Agreement), with Bristol-Myers Squibb Company (BMS), pursuant to which the Company obtained sublicensable licenses from BMS to research, develop and commercialize licensed products, including bempikibart, for any and all uses worldwide. The licenses granted to the Company are exclusive with respect to BMS’s patent rights and know-how relating to certain antibody fragments (including certain fragments of bempikibart) and non-exclusive with respect to BMS’s patent rights and know-how relating to the composition of matter and use of a specific region of bempikibart. BMS retained the right for it and its affiliates to use the exclusively licensed patents and know-how for internal, preclinical research purposes. Under the BMS License Agreement, the Company is prohibited from engaging in certain clinical development or commercialization of any antibody other than a licensed compound with the same mechanism of action until the earlier of the expiration of Q32’s obligation to pay BMS royalties or September 2029.

In consideration for the license, the Company made an upfront payment to BMS of $8 million, issued 6,628,788 Series A preferred shares to BMS and agreed to use commercially reasonable efforts to develop and commercialize at least one licensed product in key geographic markets. In addition, the Company agreed to pay BMS (i) development and regulatory milestone payments in aggregate amounts ranging from $32 million to $49 million per indication for the first three indications and commercial milestone payments in an aggregate amount of up to $215 million on net sales of licensed products, (ii) tiered royalties ranging from rates in the mid-single digit percentages to up to 10% of net sales, with increasing rates depending on the cumulative net sales, (iii) up to 60% of sublicense income, which percentage decreases based on the development stage of bempikibart at the time of the sublicensing event, and (iv) ongoing fees associated with the prosecution, maintenance, or filing of the licensed patents.

The Company’s obligation to pay BMS royalties under subsection (ii) above commences, on a licensed product-by-licensed product and country-by-country basis on the first commercial sale of a licensed product in a country and expires on the later of (x) 12 years from the first commercial sale of such Licensed Product in such country, (y) the last to expire licensed patent right covering bempikibart or such licensed product in such country, and (z) the expiration or regulatory or marketing exclusivity for such licensed product in such country (Royalty Term). If the Company undergoes a change of control prior to certain specified phase of development, the development and milestone payments are subject to increase by a low double digit percentage and the royalty rates are subject to increase by a low sub single digit percentage.

Unless terminated earlier by either party pursuant to its terms, the BMS License Agreement will expire on a country-by-country and licensed product-by-licensed product basis upon the expiration of the last to expire Royalty Term with respect to such licensed product in such country. Either party may terminate the BMS License Agreement for the other party’s material breach, subject to a specified notice and cure period. BMS may terminate the BMS License Agreement if the Company fails to meet its diligence obligations under the BMS License Agreement, for the Company’s insolvency, or if the Company or its affiliates challenges the validity, scope, enforceability, or patentability of any of the licensed patents. The Company may terminate the BMS License Agreement for any reason upon prior written notice to BMS, with a longer notice period if a licensed product has received regulatory approval. If the BMS Agreement is terminated for the Company’s material breach, BMS will regain rights to bempikibart and the Company must grant BMS an exclusive license under the Company’s patent rights covering bempikibart, subject to a low single digit percentage royalty on net sales of bempikibart payable to the Company by BMS

During the year ended December 31, 2019, the Company recorded in-process-research and development expense of $14.6 million in the statement of operations related to the BMS License Agreement comprised of $8.0 million of cash consideration and $6.6 million of Series A preferred shares issued to BMS.

As of December 31, 2023, no events have occurred that would require payment of the milestones, royalties or sublicense fees.

Legal Proceedings

The Company is not currently party to any material legal proceedings. At each reporting date, the Company evaluates whether or not a potential loss amount or a potential range of loss is probable and reasonably estimable under the provisions of FASB ASC Topic 450, Contingencies. The Company expenses as incurred the costs related to its legal proceedings.

Indemnification Arrangements

As permitted under Delaware law, the Company has agreements whereby it indemnifies certain of its investors, stockholders, employees, officers, and directors (collectively, the Indemnified Parties) for certain events or occurrences while the Indemnified Parties are, or were serving, at its request in such capacity. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited; however, the Company has an Executive Liability insurance policy that limits its exposure and enables it to recover a portion of any future amounts paid up to $5.0 million. The Company believes the estimated fair value of these indemnification agreements is minimal. The Company enters into standard indemnification agreements in the ordinary course of business. Pursuant to these agreements, the Company indemnifies, holds harmless, and agrees to reimburse the Indemnified Parties for losses suffered or incurred by the Indemnified Parties, generally the Company’s business partners or customers, in connection with any U.S. patent or any copyright or other intellectual property infringement claim by any third party with respect to the Company’s products. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited. The Company has never incurred costs to defend lawsuits or settle claims related to these indemnification agreements.

8. Debt

Venture Debt

On December 11, 2020, the Company entered into a Loan and Security Agreement with Silicon Valley Bank, a California corporation (Loan Agreement) for a lending facility of up to $25 million. The Company received $5.0 million upon execution of the Agreement (2020 Term A Loan Advance) and had the ability to draw up to $20.0 million in three separate term loan advances if certain performance milestones are met. The term loan bears interest at an annual rate equal to the greater of the prime rate or 3.25%. The Loan Agreement provides for interest-only payments until April 30, 2022, and repayment of the aggregate outstanding principal balance of the term loan in monthly installments starting on July 1, 2022 through December 1, 2023. The commencement of principal payments and the maturity date will be deferred by one year upon the occurrence of a contingent event. In addition, the Company paid a fee of $91 thousand upon closing and is required to pay a fee of 2.0% of the aggregate amount of advances under the Loan Agreement at maturity. At its option, the Company may elect to prepay all or a portion of the outstanding advances by paying the principal balance, and all accrued and unpaid interest, and a prepayment premium. In connection with the Loan Agreement, the Company granted the lender a security interest in all of its personal property now owned or hereafter acquired, excluding intellectual property (but including the rights to payment and proceeds from the sale, licensing or disposition of intellectual property), and a negative pledge on intellectual property. The Loan Agreement also contains certain events of default, representations, warranties and non-financial covenants of the Company. If the Company fails to make payments when due or breaches any operational covenant or has any event of default, this could have a material adverse effect on its business and financial condition. The Company was in compliance with all covenants at December 31, 2023.

On June 30, 2022, a second amendment to the Loan Agreement was entered into with the lender that extended the interest-only payment until December 31, 2022 followed by 24 equal monthly payments of principal plus interest. The loan matures on December 31, 2024. The amendment increases the final payment from 2.0% to 4.0% of the advanced payment and modifies the prepayment premium.

On August 10, 2022, a third amendment to the Loan Agreement was entered into with the lender. Per the terms of the amendment and in conjunction with the Collaboration Agreement (as defined below), the Company transferred $5.0 million into a restricted cash collateral money market account which is included as Restricted cash and restricted cash equivalents on the balance sheet. This restricted cash equivalent covers the amount of the debt outstanding as of the third amendment effective date.

On December 21, 2022, a fourth amendment to the Loan Agreement was entered into with the lender that extended the interest-only payment until July 1, 2023 followed by 18 equal monthly payments of principal plus interest. The loan matures on December 1, 2024.

On April 26, 2023, a fifth amendment to the Loan Agreement was entered into with the lender. The amendment provides that the Company must maintain at least 50% of its consolidated cash with the lender. In addition, the Company shall at all times have on deposit in operating and depository accounts maintained with the lender, unrestricted and unencumbered cash in an amount equal to the lesser of (i) 100% of the dollar value of the Company’s consolidated cash and (ii) 110% of the then-outstanding obligations of the Company to the bank. So long as, the Company is in compliance with those terms, the Company shall be permitted to maintain accounts with other banks or financial institutions.

On July 12, 2023, a sixth amendment to the Loan Agreement was entered into with the lender. The amendment provides for one term loan advance (the 2023 Term A loan advance) in an original principal amount of $5.5 million and required the Company to repay the outstanding 2020 Term A Loan Advance of $5.0 million, including the final payment of $0.2 million. Upon the occurrence of a contingent event, the lender shall make up to three additional term loan advances at the Company’s request in original principal amounts of $7.0 million, $7.5 million and $5.0 million. The amounts must be drawn by the Company before March 31, 2024, March 31, 2025 and July 1, 2025, respectively. The interest-only period extends through June 30, 2024 followed by 36 equal monthly payments of principal plus interest. The term loan bears interest at an annual rate equal to the greater of the prime rate minus 0.25% or 8.00%. Pursuant to this amendment, specifically the interest-only period through June 30, 2024, the Company classified the principal of its venture debt as noncurrent on the consolidated balance sheet as of December 31, 2022.

On November 2, 2023, a seventh amendment to the Loan Agreement was entered into with the lender. The additional loan advance of $7.0 million, the first advance stated in the sixth amendment to the Loan Agreement, could be drawn down once the company received net cash proceeds of at least $75.0 million from (a) the issuance and sale of its equity securities to investors satisfactory to the lender and/or (b) a business development transaction satisfactory to the lender; provided that, at least, $37.5 million of such net cash proceeds must be received from the issuance and sale of equity securities to investors satisfactory to the lender. The seventh amendment extends the time the Company has to receive the net proceeds to March 31, 2024.

In conjunction with the Loan Agreement, the Company issued warrants to purchase 166,371 shares of common stock to the lender at a per share price of $0.33 with a maximum contractual term of 10 years. The warrants had a total relative fair value of $39 thousand upon issuance and were recorded as a debt discount.

In conjunction with the sixth amendment, the Company issued warrants to purchase 211,528 shares of common stock to the lender at a per share price of $0.36 with a maximum contractual term of 10 years. The warrants are issued in two separate tranches of 105,764 based upon certain milestone events. The warrants had a de minimis total relative fair value at the time of issuance.

Pursuant to ASC Topic 480, Distinguishing Liabilities from Equity and ASC Topic 815, Derivatives and Hedging, the Warrants were classified as equity and were initially measured at fair value. Subsequent changes to fair value will not be recognized so long as the instrument continues to be equity classified.

Interest expense was $531 thousand and $327 thousand for the years ended December 31, 2023 and 2022, respectively. The effective rate on the Loan Agreement, including the amortization of the debt discount and issuance costs was 10.42% and 9.49% at December 31, 2023 and 2022, respectively. The components of the long-term debt balance are as follows (in thousands):

	December 31,
	2023	2022
Principal amount of term loans	$5,500	$5,000
Unamortized debt discount and issuance costs	(41)	72

Carrying amount	5,459	5,072
Less current portion	(878)	—

Long-term debt, net	$4,581	$5,072

Convertible Notes

On May 20, 2022, the Company entered into an agreement with the existing investors of the Company to purchase up to an aggregate of $30.0 million in convertible notes (the Convertible Notes). The Convertible Notes bear interest at 5.0% per annum. The Convertible Notes become due on demand of the Convertible Noteholders one year from the date of issuance. On April 27, 2023, the Company amended the maturity dates for the Convertible Notes. On May 20, August 5 and December 23, 2022, the Company received $8.3 million, $5.0 million, and $16.7 million, respectively, in exchange for issuance of the Convertible Notes. Interest expense was $1.5 million and $376 thousand for the year ended December 31, 2023 and 2022, respectively.

The Convertible Notes contain mandatory conversion features whereby the total outstanding amount of principal and accrued and unpaid interest of the Convertible Notes shall automatically convert into shares of common stock upon certain qualified financings. The total outstanding amount of principal and accrued and unpaid interest of the Convertible Notes convert into common shares at 90% of the purchase price of the mandatory conversion events. If the mandatory conversion events do not occur the holders of the Convertible Notes may request the Convertible Notes plus accrued interest be converted into Series B preferred stock at the Series B convertible price of $1.0971.

The Company has elected to account for the Convertible Notes at fair value where changes in fair value of the notes are measured through the consolidated statements of operations and comprehensive loss until settlement. As the Convertible Notes are due on demand. the Company recorded the Convertible Notes at fair value totaling $32.4 million within current liabilities on its consolidated balance sheet as of December 31, 2022. Subsequent to December 31, 2023 and per the Merger further discussed in Note 1, the Convertibles Notes converted into 29,853,711 shares of common stock. As the Convertible Notes were settled with equity securities subsequent to the balance sheet date but prior to the issuance of the financial statements, per ASC 470 Debt, the Company recorded the Convertible Notes at the fair value totaling $38.6 million as a long-term liability on its consolidated balance sheet as of December 31, 2023. The Company recorded in other income (expense), net an interest expense of $1.5 million and a charge of $4.7 million related to the change in estimated fair value during the year ended December 31, 2023.

9. Convertible Preferred Stock

In July 2018, the Company entered into a Series A and A-1 Preferred Stock Purchase Agreement and issued 10,000,000 shares of Series A Preferred Stock at a price of $1.00 per share less issuance costs of $100 thousand for total net proceeds of $9.9 million. The Company also issued 6,500,000 shares of Series A1 preferred stock for the conversion of financial instruments that had been previously issued during the years ended December 31, 2018 and 2017.

In connection with the initial issuance of the Series A preferred stock, the holders received the right to purchase, and the Company the obligation to sell, an additional 31,000,000 shares of Series A preferred stock at the same purchase price as the initial closing upon achieving certain milestones. The specified milestones could be waived upon written consent of the holders of a majority of the shares of Series A preferred stock. The Company determined that the tranche rights did not meet the definition of a freestanding financial instrument because they are not legally detachable. Further, the Company determined that the tranche rights do not meet the definition of an embedded derivative that require bifurcation from the equity instrument.

In August 2019, the Company issued 3,000,000 shares of Series A preferred stock at a price of $1.00 per share less issuance costs of $30 thousand for net proceeds of $2.97 million upon the achievement of specified milestones. In September 2019, the Company issued 28,000,000 shares of Series A preferred stock at a price of $1.00 per share less issuance costs of $40 thousand for net proceeds of $27.96 million upon the receipt of a waiver of the final milestones being met.

In September 2019, the Company issued 6,628,788 Series A preferred shares in association with the purchase of a license agreement with BMS as further described in Note 7.

On August 31, 2020, the Company entered into a Series B Preferred Stock Purchase Agreement and issued 34,636,767 shares of Series B Preferred Stock at a price of $1.0971 per share less issuance costs of $100 thousand for total net proceeds of $37.9 million.

In connection with the initial issuance of the Series B preferred stock, the holders received the right to purchase, and the Company the obligation to sell, an additional 17,318,383 shares of Series B preferred stock at the same purchase price as the initial closing upon achieving certain milestones. The specified milestones could be waived upon written consent of the holders of a majority of the shares of Series B preferred stock. The Company also had the right to issue additional shares of Series B Preferred Stock to new investors if the agreement was reached before December 31, 2020, a portion of which would be issued immediately and a portion upon achieving the specified milestones. The Company determined that the tranche rights did not meet the definition of a freestanding financial instrument because they are not legally detachable. Further, the Company determined that the tranche rights do not meet the definition of an embedded derivative that require bifurcation from the equity instrument.

On October 15, 2020, the Company issued an additional 1,822,987 shares of Series B Preferred Stock to new investors at a purchase price of $1.0971 per share for total net proceeds of $2.0 million.

In November and December of 2021, the Company issued 18,229,873 shares of Series B Preferred stock at a purchase price of $1.0971 per share less issuance cost of $10 thousand for total net proceeds of $20.0 million upon the achievement of the specified milestones.

The Series A Preferred stock, the Series A-1 preferred stock and the Series B preferred stock, (together the Preferred Stock) have the following rights and preferences:

Voting Rights

The holders of the Preferred Stock are entitled to vote, together with the holders of common stock, on all matters submitted to stockholders for a vote. Each holder of outstanding shares of Preferred Stock shall be entitled to cast the number of votes equal to the number of shares of common stock into which the shares of Preferred Stock held by such holder are convertible at the time of such vote.

Except as provided by law or by the other provisions of the Company’s Second Amended and Restated Certificate of Incorporation, holders of Preferred Stock vote together with the holders of common stock as a single class and on an as-converted to Common Stock basis.

The holders of record of the shares of Series B Preferred Stock, exclusively and as a separate class, are entitled to elect two directors of the Company (the Series B Preferred Directors); the holders of record of the shares of Series A Preferred Stock, exclusively and as a separate class, are entitled to elect three directors of the Company (the Series A Preferred Directors and together with the Series B Directors, the Preferred Directors).

Conversion

Each share of Preferred Stock is convertible, at the option of the holder, at any time, and without the payment of additional consideration, into such number of fully paid and non-assessable shares of common stock as is determined by dividing the Applicable Preferred Stock Original Issue Price (as defined below) by the Applicable Preferred Stock Conversion Price (as defined below) in effect at the time of conversion.

The Applicable Preferred Stock Original Issue Price is $1.00 per Series A share, $0.885 per Series A1 share and $1.0971 per Series B share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination, or other similar recapitalization with respect to the Preferred Stock. The Applicable Preferred Stock Conversion Price is initially $1.00 for Series A, $0.885 for Series A1 and $1.0971 for Series B, subject to appropriate adjustment in the event of any stock dividend, stock split, combination, or other similar recapitalization and other adjustments, as set forth in the Company’s Second Amended and Restated Certificate of Incorporation.

Each share of Preferred Stock will automatically convert into shares of common stock at the then effective conversion ratio (i) upon an initial public offering of the Company’s common stock, provided that such offering results in at least $50 million of gross proceeds, after deducting the underwriting discount and commissions, to the Company or (ii) upon the vote or written consent of the holders of a majority of the outstanding shares of Preferred Stock.

On March 25, 2024, immediately prior to completing the Merger, all classes of convertible preferred stock of Q32 were converted to Q32 common stock. The Series A convertible preferred stock converted to 47,628,788 shares of Q32 common stock, the Series A-1 convertible preferred stock converted to 6,500,000 shares of Q32 common stock and the Series B convertible preferred stock converted to 54,689,627 shares of Q32 common stock. The conversion of the Q32 preferred stock into shares of Q32 common stock results in an increase of $11 thousand to Common stock and an increase of $111.4 million to additional paid-in-capital immediately prior to completing the Merger.

Dividends

The Company may not declare, pay or set aside any dividends on any other class or series of stock of the Company, other than dividends on common stock payable in common stock, unless the holders of the Preferred Stock first receive, or simultaneously receive, a dividend on each outstanding Preferred Stock of an amount equal to six percent (6%) of the applicable preferred stock original issue price (as defined below) per share of such series of Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such series of Preferred Stock). Dividends are non-cumulative. No cash dividends were declared or paid during the years ended December 31, 2023 or 2022.

Liquidation Preference

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or Deemed Liquidation Event (as defined below), the holders of shares of Preferred Stock then outstanding shall be entitled, on a pari passu basis, to be paid out of the assets of the Company available for distribution to its stockholders before any payment will be made to the holders of common stock by reason of their ownership thereof, an amount per share equal to with respect to the Series A, A1 and B preferred stock, one times the original issue price, plus any dividends declared but unpaid. If upon any such liquidation, dissolution or winding up of the Company or Deemed Liquidation Event, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of Preferred Stock the full amount to which they shall be entitled, the holders of the shares of Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

After the payment of all preferential amounts required to be paid to the holders of shares of Preferred Stock, the remaining assets of the Company available for distribution to its stockholders will be distributed among the holders of the shares of Series A, A1 and B preferred stock, and common stock, pro rata based on the number of shares held by each such holder, treating for the purpose all such securities as if they had been converted to common stock. Unless the holders of a majority of the Preferred Stock, voting together as a single class, elect otherwise, a Deemed Liquidation Event shall include (i) a merger or consolidation (other than one in which stockholders of the Company own a majority by voting power of the outstanding shares of the surviving or acquiring corporation) or (ii) a sale, lease, transfer, exclusive license, or other disposition of substantially all of the assets of the Company.

Redemption

The Preferred Stock is not redeemable at the option of the holders thereof. However, the Preferred Stock is redeemable upon the occurrence of certain contingent events, unless otherwise determined by the holders.

As it relates to the payment upon the occurrence of a contingent event, the Company evaluated the Preferred Stock in accordance with the guidance in FASB ASC Topic 480, Distinguishing Liabilities from Equity, and determined that the payment upon the occurrence of a contingent event is not solely within its control and accordingly classified the Preferred Stock in temporary equity. The Preferred Stock is not currently redeemable, nor is it currently probable that the instruments will become redeemable, and therefore the instruments are not accreted to redemption value.

10. Common Stock

As of December 31, 2023 the Company’s Second Amended and Restated Certificate of Incorporation authorized the Company to issue 225,000,000 shares of common stock, $0.0001 par value per share, respectively. The voting, dividend and liquidation rights of the holders of the Company’s common stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth above. Each share of common stock entitles the holder to one vote, together with the holders of the Preferred Stock, on all matters submitted to the stockholders for a vote. On May 20, 2022, December 8, 2022 and November 16, 2023, the Company amended and restated the Certificate of Incorporation to increase the authorized common stock by 5,000,000, 6,900,000 and 83,100,000 respectively to 225,000,000.

Common stockholders are entitled to receive dividends, as may be declared by the Company’s board of directors, if any, subject to the preferential dividend rights of the Preferred Stock. No dividends have been declared or paid during the years ended December 31, 2023 and 2022.

The Company has reserved the following shares of common stock for future issuance:

	As of December 31,
	2023	2022
Shares reserved upon the conversion of authorized Series A preferred stock	47,628,788	47,628,788
Shares reserved upon the conversion of authorized Series A1 preferred stock	6,500,000	6,500,000
Shares reserved upon the conversion of authorized Series B preferred stock	54,689,627	54,689,627
Shares reserved for future issuance under the 2017 Stock Incentive Plan	1,167,685	1,669,058
Shares reserved upon the conversion of the convertible notes	29,853,711	—
Shares reserved for stock option exercises	23,165,393	22,997,639
Shares reserved for warrants	377,899	166,371

	163,383,103	133,651,483

11. Stock-Based Compensation

Grants under the 2017 Plan

The Company adopted the 2017 Stock Option and Grant Plan and subsequent amendments (the Plan) with 25,956,535 shares of common stock reserved for issuance to employees, directors, and consultants. The Plan allows for the grant of incentive stock options, non-statutory stock options, restricted stock awards, restricted stock unit awards and other stock awards. Recipients of stock options are eligible to purchase shares of the Company’s common stock at an exercise price equal to the estimated fair market value of such stock on the date of grant. The maximum contractual term of options granted under the Plan is ten years, and the awards vest under such terms prescribed by the Company’s board of directors.

Since inception, the Company has granted restricted stock awards, non-qualified stock options and incentive stock options. As of December 31, 2023, 1,167,685 shares remain available for future grant under the Plan.

Restricted Stock

For the restricted stock awards, the purchase price equaled the estimated fair value of the common stock as determined by the board of directors on the date of grant. The Company has the right, but not the obligation to repurchase unvested shares at the original purchase price if employees or non-employees are terminated or cease their employment or service relationship with the Company. The vesting period is generally contingent upon continued employment or consulting services being provided to the Company. The shares typically vest over a two-year or four-year period. The unvested shares of restricted stock are not considered outstanding shares for accounting purposes until the shares vest.

The aggregate fair value of restricted stock awards that vested during the year ended December 31, 2023 was zero. No restricted stock awards were issued during the years ended December 31, 2023 and 2022. As of December 31, 2023, no shares remained subject to a repurchase right by the Company.

As of December 31, 2023, there was no unrecognized compensation cost related to the unvested restricted stock awards.

Stock Options

Stock options granted by the Company typically vest over a four-year period and have a ten-year contractual term. The following table summarizes the Company’s stock option activity under the 2017 Plan during the year ended December 31, 2023:

	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (In Years)	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2022	22,997,639	$0.34	7.94	$362
Granted	3,221,672	0.52	—
Exercised	(333,619)	0.32	—
Cancelled	(2,720,299)	0.35	—

Outstanding at December 31, 2023	23,165,393	$0.36	6.87	$10,712

Exercisable at December 31, 2023	12,899,524	$0.33	5.36	$6,299

The weighted-average grant date fair value per share of options granted in the period ended December 31, 2023 was $0.40. The total fair value of options vested during 2023 was $1.4 million. As of December 31, 2023, total unrecognized compensation costs to the unvested stock options were approximately $3.0 million, which is expected to be recognized over a weighted-average period of 2.5 years. The total intrinsic value of options exercised during the year ended December 31, 2023 was $0.1 million.

Stock-Based Compensation Expense

For purposes of calculating stock-based compensation, the Company estimates the fair value of stock options using the Black-Scholes option-pricing model. This model incorporates various assumptions, including the expected volatility, expected term, and interest rates.

The underlying assumptions used to value stock options granted using the Black-Scholes option-pricing model during the years ended December 31, 2023 and 2022 were as follows:

Year Ended December 31,
	2023	2022
Risk-free interest rate range	3.59% – 4.67%	1.74% – 3.90%
Expected dividend rate	—	—
Expected term (years) range	5.08 – 6.12	5.94 – 6.11
Expected stock price volatility range	88.9% – 94.0%	85.9% – 88.9%

Risk-Free Interest Rate – The risk-free rate assumption is based on the U.S. Treasury instruments, the terms of which were consistent with the expected term of the Company’s stock options.

Expected Dividend – The expected dividend assumption is based on the Company’s history and expectation of dividend payouts. The Company has not paid and does not intend to pay dividends.

Expected Term – The expected term of stock options represents the weighted average period the stock options are expected to be outstanding. The Company uses the simplified method for estimating the expected term, which calculates the expected term as the average time-to-vesting and the contractual life of the options for stock options issued to employees. The expected term for options granted to non-employees is based on the contractual life of the options.

Expected Volatility – Due to the Company’s limited operating history and lack of company-specific historical or implied volatility, the expected volatility assumption was determined by examining the historical volatilities of a group of industry peers whose share prices are publicly available. The Company expects to continue to do so until such time as it has adequate historical data regarding the volatility of its own traded stock price.

Fair Value of Common Stock – As there has been no public market for the Company’s common stock to date, the estimated fair value of its common stock has been determined by the Company using estimates and assumptions on the respective grant dates of the awards. These estimates and assumptions include a number of objective and subjective factors, including external market conditions, the prices at which the Company sold shares of preferred securities, the superior likelihood of, achieving a liquidity event, such as an IPO or sale. Significant changes to the key assumptions used in the valuations could result in different fair values of common stock at each valuation date.

Stock-Based Compensation Expense

The Company recorded stock-based compensation expense in the following expense categories of its statements of operations (in thousands):

	Year Ended December 31,
	2023	2022
Research and development	$500	$447
General and administrative	929	791

Total stock-based compensation expense	$1,429	$1,238

12. Agreements with Horizon

The Company entered into a Collaboration and Option Agreement (the Horizon Collaboration Agreement) and an Asset Purchase Agreement (the Purchase Agreement, collectively with the Horizon Collaboration Agreement, the Horizon Agreements) with Horizon Therapeutics Ireland DAC (Horizon) on August 12, 2022. Prior to the execution of the Horizon Agreements, the Company had completed a Phase 1 study for bempikibart (formerlyADX-914, a fully humanized, high affinity anti-inerleukin-7 receptor antagonist antibody) and was preparing to initiate two separate Phase 2 clinical trials. Under the terms of the Horizon Agreements, the Company was required to complete the two planned Phase 2 clinical trials as well as certain other development work agreed to by the parties. Horizon had the option to purchase bempikibart at any time up until the option termination date, which would have been shortly after the receipt of a data package from the second Phase 2 clinical trial. If Horizon had elected to exercise the option to acquire bempikibart, Horizon would have received all tangible and non-tangible assets related to bempikibart, including the assignment of the license the Company obtained from BMS (see Note 7) when it initially acquired the technology, and would have assumed liabilities associated with bempikibart, including payment obligations under the BMS license.

Per the terms of the Horizon Collaboration Agreement, the Company received a total of $55.0 million for initiation of certain development activities associated with the planned clinical trials and related activities. If Horizon had exercised its option, the Company would have received a prespecified fee pursuant to the Purchase Agreement. The Company would also have been entitled to receive additional payment from Horizon based on the achievement of future development and regulatory milestones as well as royalty payments on annual net sales.

Horizon Termination Agreement

In October 2023, Amgen Inc. (Amgen) completed its acquisition of Horizon Therapeutics public limited company (Horizon plc). Following the closing of Amgen’s acquisition of Horizon plc, the Company agreed with Amgen to mutually terminate the Horizon Agreements and in November 2023, the Company and Horizon entered into a termination agreement (the Horizon Termination Agreement), pursuant to which Horizon’s option to acquire the bempikibart program was terminated. As a result, the Company retained all initial consideration and development funding received under the Horizon Collaboration Agreement and regained full development and commercial rights to bempikibart. In consideration for the Horizon Termination Agreement, the Company agreed to pay Horizon regulatory and sales milestones payments of up to an aggregate amount of $75.1 million upon the first achievement of certain regulatory and sales milestones with respect to bempikibart.

Accounting Analysis

Prior to the termination agreement, the Company concluded the arrangement was within the scope of Topic 606. Specifically, the Company concluded that the research services required to be performed as part of the Horizon Collaboration Arrangement represented an output of the Company’s ordinary activities, and this represents a contract with a customer. At the commencement of the collaboration arrangement with Horizon, the Company identified two performance obligations related to the development activities of bempikibart, one of each of the specified clinical trials, with each composing the services related to the clinical trial and other related development activities. The Company also identified a material right related to the option for Horizon to purchase bempikibart. The material right was considered a separate performance obligation pursuant to the provisions of Topic 606. The Company determined the transaction price to be $55.0 million which it allocated to the three performance obligations based on the estimated stand-alone selling price of each performance obligation.

The following table summarizes the allocation of the transaction price allocated to each performance obligation (in thousands):

Transaction Price
AD phase 2 research services	$25,417
AA phase 2 research services	18,265
Material right for the purchase of ADX-914	11,318

Total	$55,000

The Company concluded that the consideration allocated to the research service performance obligations should be recognized over time as Horizon received the benefit of the research activities as the activities were performed. The Company has determined that this method was most appropriate as progress towards completion of research is largely driven by time and effort spent and costs incurred to perform this research. As of December 31, 2022, the Company had received $32.5 million of the $55.0 million transaction price from Horizon. The Company recognized $6.7 million of collaboration agreement revenue for the year ended December 31, 2022. As of December 31, 2023, the Company had received the full $55.0 million, which the Company retains. The Termination Agreement is accounted for as a modification because it does not result in the addition of distinct goods or services. Since the two performance obligations and the material right are terminated with no further performance obligations aside from the contingent payments to Horizon of up to $75.1 million, the Company recognized the remaining deferred revenue in the fourth quarter of 2023.

Upon the execution of the Horizon Termination Agreement, the Company became obligated to pay Horizon up to $75.1 million contingent on regulatory and sales-based milestones or up to $20.1 million in excess of the cash received. These potential payments to the customer are not in exchange for a distinct good or service; therefore, the Company accounts for consideration payable to a customer as a reduction of the transaction price under ASC 606. The Company concluded that the $55.0 million of arrangement consideration previously recognized should be fully constrained as a result of the contingent consideration payable to the customer, and accordingly, all amounts previously recognized as revenue were reversed in the fourth quarter of 2023 and a refund liability was established for the $55.0 million cash received during the term of the collaboration agreement. No amounts have been recognized related to the remaining potential payment to Horizon (up to $20.1 million) as it is not probable that the respective milestones will be achieved at this time.

13. Related Party Transactions

The Company has consulting and advisory agreements with certain investors and board members which are considered to be related party transactions. For the years ended December 31, 2023 and 2022, the Company recorded expense of zero and $87 thousand, respectively, related to services provided by these investors.

No amounts were due to related parties at December 31, 2023 or 2022.

14. Defined Contribution Plan

The Company has a defined contribution savings plan under Section 401(k) of the Internal Revenue Code (the 401(k) Plan). The 401(k) Plan covers all employees who meet defined minimum age and service requirements and allows participants the option to elect to defer a portion of their annual compensation on a pretax basis, as well as Roth post tax deferrals. As currently designed, the Company is not required to make and has not made any contributions to the 401(k) Plan.

15. Income Taxes

For the years ended December 31, 2023 and 2022, the Company recorded current and deferred income tax expense of $0.3 million and $62 thousand, respectively. The Company’s effective tax rate of 0.6% differs from the U.S. statutory tax rate of 21.0% primarily as a result of the valuation allowance maintained against the Company’s net deferred tax assets.

For financial reporting purposes, loss from operations before income taxes includes the following components (in thousands):

	Year Ended December 31,
	2023	2022
Pretax loss:
United States	$(53,430)	$(42,722)
Foreign	5	(25)

Loss before income taxes	$(53,425)	$(42,747)

The components of our provision for income taxes during the two years ended December 31, 2023, consisted of the following (in thousands):

	Year Ended December 31,
	2023	2022
Current:
Federal	$316	$—
State	1	—
Foreign	1	62

Total current	318	62
Deferred:
Federal	$—	$—
State	—	—
Foreign	—	—

Total deferred	—	—

Total income tax provision	$318	$62

A reconciliation of income tax expense (benefit) computed at the statutory federal income tax rate to income taxes as reflected in the financial statements is as follows:

	Year Ended December 31,
	2023	2022
Federal income tax expense at statutory rate	21.0%	21.0%
State income taxes, net of federal benefit	5.9	6.9
Permanent differences	(1.2)	(0.4)
Convertible note revaluation	(1.8)	0.0
Research and development tax credits	3.1	4.1
Change in valuation allowance	(27.6)	(31.6)

Effective income tax rate	(0.6)%	—%

Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes. The significant components of the Company’s deferred tax assets and liabilities consisted of the following (in thousands):

	2023	2022
Deferred tax assets:
Federal net operating loss carryforwards	$13,412	$19,135
State net operating loss carryforwards	3,500	5,401
Contingent liability	14,876	—
Accruals and Reserves	818	659
Capitalized intangible assets	2,828	3,089
Tax credit carryforwards	5,762	4,745
Capitalized R&D expenditures	13,546	7,378
Lease liability	1,835	1,962
Stock compensation and other	544	318

Total gross deferred tax assets before valuation allowance	57,121	42,687
Less: Valuation allowance	(55,078)	(40,342)

Net deferred tax assets	2,043	2,345

Deferred tax liabilities:
Fixed assets	(339)	(483)
Right of use asset	(1,704)	(1,862)

Net deferred tax assets	$—	$—

The Company had gross deferred tax assets before valuation allowances of $57.1 million and $42.7 million as of December 31, 2023 and 2022, respectively, principally attributable to net operating losses, the contingent liability and capitalized R&D expenditures. The Company has provided a valuation allowance for the full amount of the deferred tax assets as, based on all available evidence, it is considered more likely than not that all the recorded deferred tax assets will not be realized in a future period. The Company recorded an increase to the valuation allowance of $14.7 million during the year ended December 31, 2023 due primarily to the contingent liability related to the termination of Horizon agreements which was recorded in 2023.

As of December 31, 2023, the Company has $63.9 million of federal net operating loss carryforwards which can be carried forward indefinitely, and $55.4 million of state net operating loss carryforwards that expire at various dates beginning in 2040.

Subject to the limitations described below, as of December 31, 2023, the Company had federal and state research and development tax credit carryforwards of $4.3 million and $1.8 million, respectively available to reduce future tax liabilities which start to expire in 2038. The Company has generated federal and state research and development credits but has not conducted a study to document the qualified activity. This study may result in an adjustment to the Company’s research and development credit carryforwards; however, until a study is completed, and any adjustment is known, no amounts are being presented as uncertain tax position. A full valuation allowance has been provided against the Company’s research and development credits and, if an adjustment is required, this adjustment would be offset by an adjustment to the deferred tax asset established for the research and development credit carryforwards and the valuation allowance.

Realization of the future tax benefits is dependent on many factors, including the Company’s ability to generate taxable income within the net operating loss carryforward period. Under the provisions of the Internal Revenue Code, the net operating loss and tax credit carryforwards are subject to review and possible adjustment by the Internal Revenue Service (IRS) and state tax authorities. Net operating loss and tax credit carryforwards may become subject to an annual limitation in the event of certain cumulative changes in the ownership interest of significant shareholders over a three-year period in excess of 50%, as defined under Sections 382 and 383 of the

Internal Revenue Code, respectively, as well as similar state provisions. This could limit the amount of tax attributes that can be utilized annually to offset future taxable income or tax liabilities. The amount of the annual limitation is determined based on the value of the Company immediately prior to the ownership change. As a result of ownership changes in the Company from its inception through December 31, 2023, the Company’s NOL and tax credit carryforwards allocable to the periods preceding each such ownership change could be subject to limitations under IRC Section 382, however the Company has not yet completed an IRC Section 382 study.

The Company files income tax returns in the United States, Australia and Massachusetts. The statute of limitations for assessment by the IRS and state tax authorities is closed prior to 2020, although carryforward attributes that were generated prior to tax year 2020 may still be adjusted upon examination by the IRS or state tax authorities if they either have been or will be used in a future period. The Company is currently not under examination by the IRS or any other jurisdictions for any tax years. The statute of limitations for assessment by the Australian Taxation Office is four years from the date of return filing. The Company is not currently under examination by the Australian Taxation Office for any tax years.

The Company’s current intention is to permanently reinvest the total amount of its unremitted earnings in the local international jurisdiction. As such, the Company has not provided for taxes on the unremitted earnings of its international subsidiary. As of December 31, 2023, the Company’s foreign subsidiary does not have any unremitted foreign earnings.

The Company establishes reserves for uncertain tax positions based on management’s assessment of exposures associated with tax positions taken on tax return filings. The tax reserves are analyzed periodically, and adjustments are made as events occur to warrant adjustments to the reserve.

As of December 31, 2023, the Company had no gross unrecognized tax benefits. During 2022 the Company amended its prior year tax filings and settled the $1.4 million unrecognized tax benefit that was previously recognized in the December 31, 2021 reporting period. The Company does not expect the unrecognized tax benefits to change significantly over the next 12 months. The Company recognizes both interest and penalties associated with uncertain tax positions as a component of income tax expense. As of December 31, 2023, the Company has not accrued penalties and provisions for interest.

16. Net Loss per Share

Basic and diluted loss per share is computed by dividing net loss attributable to common stockholders by the weighted-average common shares outstanding.

The Company’s potentially dilutive securities, which include convertible preferred stock, convertible notes, and stock options, have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted-average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same. The Company excluded the following from the computation of diluted net loss per share attributable to common stockholders because including them would have had an anti-dilutive effect:

	Year Ended December 31,
	2023	2022
Series A convertible preferred stock	47,628,788	47,628,788
Series A-1 convertible preferred stock	6,500,000	6,500,000
Series B convertible preferred stock:	54,689,627	54,689,627
Options to purchase common stock	23,165,393	22,997,639
Warrants to purchase common stock	377,899	166,371

In addition, during the year ended December 31, 2022, the Company issued convertible notes with a principal balance of $30.0 million. These convertible notes and any accrued interest may convert into either a variable number of common shares or into shares of Series B Preferred Stock based on a fixed exchange ratio. Any shares of Series B Preferred Stock issued to settle the convertible notes would then be convertible into shares of common stock.

17. Subsequent Events

The Company considers events or transactions that occur after the balance sheet date but prior to the date the financial statements are available to be issued for potential recognition or disclosure in the financial statements. The Company has completed an evaluation of all subsequent events after the audited balance sheet date of December 31, 2023 through March 26, 2024, the date the financial statements were issued, to ensure that these financial statements include appropriate disclosure of events both recognized in the financial statements as of December 31, 2023 and events which occurred subsequently but were not recognized in the financial statements.

Amendment to Loan Agreement

On March 21, 2024, an eighth amendment to the Loan Agreement was entered into with the lender. The eighth amendment extends the time the Company has to receive the net proceeds to May 31, 2024 and also extends the time to Company can draw down on the first advanced payment of $7.0 million from March 31, 2024 to May 31, 2024. The date changes were adjusted to align the milestone in the Loan Agreement with closing of the Merger. On March 26, 2024, the Company received the first advance payment of $7.0 million per the terms of the Loan Agreement.

Merger with Homology

On March 25, 2024 the Company completed the Merger with Homology. See Note 1 for further discussion of the Merger.

Stock Option Grants

In March 2024, the Company granted under the 2024 Stock Option Plan, 0.9 million stock options to the officers, directors and other key members of management. Stock options were issued with an exercise price on the close of business on March 25, 2024. The stock option awards vest in accordance with terms typically grants under the 2024 Stock Option Plan.